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                                                                   EXHIBIT 10.06

                                                                   Aug. 18, 1999
Mr. Bill Skinner
321 Dunsamire Terrace
Sunnyvale, CA 94086


Dear Bill:

Further to my letter of July 20, I am very pleased to be able to offer you the position of Vice President of Human Relations reporting directly to Jerry Kaplan, our CEO. You will receive a salary of $125,000 per year, paid semi-monthly.

In addition to the salary noted above, you will as a Vice President receive additional stock options for 25,000 shares of ONSALE common stock, subject to the board's approval, which will vest monthly over a four-year period after an initial six-month "cliff". The stock option price will be based on the closing price the day prior to the commencement of your full time employment with ONSALE.

Your employment status will change to 'at will' employment. This means that you or ONSALE can terminate your employment at any time with or without cause. There will be no express or implied agreements to the contrary.

You will be entitled to participate in ONSALE's standard benefits package as amended from time to time. This includes a 401K plan and health insurance for yourself. You may, at your expense, purchase coverage for additional family members under this plan.

You will be required to sign a standard Employee Inventions and Assignment Agreement and an Acknowledgement and Receipt of ONSALE's Employee Handbook.

Please sign and return a copy of this letter to indicate your acceptance of these terms. I sincerely look forward to your contributions and to working with you to make ONSALE a success.

This offer expires if not signed and returned by Aug. 18, 1999 at 5 PM.



Sincerely,

/s/ JOHN E. LABBETT                            /s/ WILLIAM A. SKINNER 8-18-99
_____________________________                 --------------------------------
John E. Labbett                                        Name        Date
SVP / Chief Financial Officer